Exhibit 99.9

CONSENT OF ELLA S. NEYLAND

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named in this registration statement on Form S-4 of Independence Realty Trust, Inc. (“IRT”), the joint proxy statement/prospectus included therein and any amendments thereto, as a person to become a member of IRT’s board of directors effective as of the Closing of the Merger (as such terms are defined in the Agreement and Plan of Merger, dated as of July 26, 2021, by and among IRT, Independence Realty Operating Partnership, LP, IRSTAR Sub, LLC, Steadfast Apartment REIT, Inc. and Steadfast Apartment REIT Operating Partnership, L.P.) and to the filing of this consent as an exhibit to this registration statement, and any amendments thereto.

/s/ Ella S. Neyland
Signature

Ella S. Neyland
Printed Name

August 2, 2021
Date